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                                                                    EXHIBIT 10.4

                              AMENDED AND RESTATED

                                AGREEMENT FOR THE

                  PROVISION OF BILLING AND COLLECTION SERVICES

                                       FOR

                              DIRECTORY PUBLISHERS

                                     BETWEEN

                      DEX MEDIA EAST LLC (FORMERLY SGN LLC)

                                       AND

                                QWEST CORPORATION

THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT CONTAINS COMMERCIALLY CONFIDENTIAL INFORMATION THAT MAY BE CONSIDERED PROPRIETARY BY EITHER OR BOTH PARTIES, AND AGREE TO LIMIT THE DISTRIBUTION OF THE AGREEMENT TO THOSE INDIVIDUALS IN THEIR RESPECTIVE ORGANIZATIONS WITH A NEED TO KNOW THE CONTENTS OF THE AGREEMENT.

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                                TABLE OF CONTENTS

SECTION                                                                                                           PAGE
-------                                                                                                           ----
1.       Purpose of Agreement..........................................................................            4

2.       Scope of Agreement............................................................................            5

3.       Responsibilities of Customer..................................................................            5

4.       Provision of Billing and Collection Services..................................................            7

5.       Developmental Charge(s).......................................................................            8

6.       Service Commitment............................................................................            9

7.       Customer Prices; Payment......................................................................            9

8.       Dispute Resolution............................................................................            10

9.       Audit.........................................................................................            11

10.      Billing Errors and Limitation of Liability....................................................            12

11.      Data Retention................................................................................            14

12.      Indemnification...............................................................................            15

13.      Taxes.........................................................................................            16

14.      Purchase of Accounts Receivable...............................................................            18

15.      Limitations Period............................................................................            18

16.      Term and Termination of Agreement.............................................................            18

17.      Proprietary and Confidential Information......................................................            19

18.      Force Majeure.................................................................................            20

19.      Default.......................................................................................            20

20.      Amendments; Waivers...........................................................................            21

21.      Assignment....................................................................................            21

22.      Notices and Demands...........................................................................            22

23.      Representations and Warranties................................................................            23

24.      Relationship of Parties.......................................................................            23

25.      Third-Party Beneficiaries.....................................................................            23

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
26.      Governing Law.................................................................................            23

27.      Lawfulness of Agreement.......................................................................            23

28.      Successors and Assigns .......................................................................            23

29.      Headings......................................................................................            23

30.      Entire Agreement..............................................................................            23

31.      Miscellaneous.................................................................................            24

Exhibit A         Definitions.......................................................................       A-1

Exhibit B         Description of Services...........................................................       B-1

Exhibit C         Price Lists.......................................................................       C-1

Exhibit D         Accounts Receivable Settlement Terms .............................................       D-1

Exhibit E         Treatment and Collection Policy...................................................       E-1

Exhibit F         Mechanized Adjustment Records.....................................................       F-1

Exhibit G         Adjustments.......................................................................       G-1

Exhibit H         DPS Billing Policy................................................................       H-1

Exhibit I         ASK End User Account Information..................................................       I-1

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                              AMENDED AND RESTATED
                         AGREEMENT FOR THE PROVISION OF
                         BILLING AND COLLECTION SERVICES
                     FOR DIRECTORY PUBLISHING SERVICES (DPS)

THIS AMENDED AND RESTATED AGREEMENT for the Provision of Billing and Collection Services for Directory Publishing Services (this "Agreement") is entered into as of this 1st day of September, 2003 (the "Effective Date"), by and between Qwest Corporation, a Colorado corporation ("Qwest") and Dex Media East LLC (formerly SGN LLC), a Delaware limited liability company ("Customer") (each a "Party" and together the "Parties"), acting through their authorized representatives.

WHEREAS, Qwest Dex, Inc. ("Dex"), Qwest Communications International Inc. ("QCII"), Qwest Services Corporation ("QSC") and Dex Holdings LLC ("Buyer") have entered into that certain Purchase Agreement dated as of August 19, 2002 (the "LLC Purchase Agreement"), pursuant to which Dex has agreed, subject to the terms and conditions set forth therein, to (i) contribute certain of its assets and liabilities to Customer, and (ii) sell all of the outstanding limited liability company interests of Customer to Buyer following such contribution; and

WHEREAS, in connection with the LLC Purchase Agreement, Dex, QCII, QSC and Buyer entered into that certain Purchase Agreement, dated as of August 19, 2002 (the "LLC II Purchase Agreement"), pursuant to which Dex has agreed, subject to the terms and conditions set forth therein, to (i) contribute certain of its assets and liabilities to GPP LLC, a Delaware limited liability company, and (ii) sell all of the outstanding limited liability company interests of GPP LLC to Buyer following such contribution on a certain date; and

WHEREAS, in connection with the LLC II Purchase Agreement, Qwest and GPP LLC are entering into a billing and collection agreement as of even date herewith and on substantially the same terms and conditions as this Agreement, pursuant to which Qwest agrees to bill GPP LLC's DPS services to End User accounts within Arizona, Idaho, Oregon, Montana, Utah, Washington, and Wyoming; and

WHEREAS, in connection with the LLC Purchase Agreement, Qwest and Customer entered into that certain Agreement for the Provision of Billing and Collection Services for Directory Publishing Services, entered into as of November 1, 2002 (the "Original B&C Agreement"), and now Qwest and Customer desire to amend and restate the Original B&C Agreement by entering into this Agreement; and

WHEREAS, Customer intends to purchase from Qwest and Qwest intends to provide to Customer billing and collection services and certain PAR obligations (collectively, the "Services"), as further described in Exhibit B, via the use of ABEC 0575; and

NOW, THEREFORE, in consideration of the mutual benefits accruing to each Party and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

1.       Purpose of Agreement

         A. The purpose of this Agreement is to set forth terms and conditions pursuant to which Qwest will provide the Services for Customer's business of publishing telephone directory products and services consisting principally of searchable (e.g., by alphabet letter or category) multiple telephone listings and classified advertisements that are delivered or otherwise made available to End Users in tangible media (e.g., paper directories, CD-ROM) or electronic media (e.g., Internet), as presently conducted by Customer. Such products and services of Customer will hereinafter be referred to collectively as DPS services.

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         B.       Qwest agrees to bill Customer's DPS services to End User
                  accounts within the territory comprised of the seven states of Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, and South Dakota.

         C. Upon the Second Closing Date, Qwest and GPP LLC will enter into an agreement on substantially the same terms and conditions as this Agreement (including with respect to pricing) (a copy of the form of which is attached to the LLC II Purchase Agreement), pursuant to which Qwest will agree to bill GPP LLC's DPS services to End User accounts within Arizona, Idaho, Montana, Oregon, Utah, Washington, and Wyoming for up to the remainder of the term of this Agreement.

2.       Scope of Agreement

         This Agreement defines the terms and conditions for which Qwest will provide DPS to Customer and includes the following Exhibits:

Exhibit A         Definitions;
Exhibit B         Description of Services;
Exhibit C         Price Lists;
Exhibit D         Accounts Receivable Settlement Terms;
Exhibit E         Treatment and Collection Policy;
Exhibit F         Mechanized Adjustment Records;
Exhibit G         Adjustments;
Exhibit H         DPS Billing Policy; and
Exhibit I         ASK End User Account Information.

         The above referenced Exhibits are attached hereto and incorporated herein by reference.

3.       Responsibilities of Customer

         A. Customer will utilize uniquely designated ABECs, assigned by Qwest from an authorized list provided by Telcordia Technologies, for purposes of billing DPS.

         B. Prior to submitting any new DPS services for billing, Customer agrees to prepare and submit the Qwest Billing Service Request Form (attached hereto as Attachment 1 of Exhibit B) for Qwest approval, as further described in Exhibit B, Section II. Customer further agrees to submit, together with a written Billing Service Request Form, the following documentation: 1) marketing materials, 2) program description/content materials,
                  3) subscriber authentication processes utilized for approval, and 4) any known historical subscriber dispute and Adjustment activity information.

         C. For each DPS Billing Transaction submitted to Qwest for billing, Customer will provide as part of such Billing Transaction, pertinent data for presentation on the End User bill with the appropriate level of detail to ensure the presentation of the charge/credit on the bill is a true representation of the transaction in all material respects. Without limiting Customer's obligations as set forth in the previous sentence, for each DPS Billing Transaction submitted to Qwest for billing, Customer will provide the following information in order to ensure the presentation of the charge/credit on the bill is a true representation of the transaction with respect thereto: 1) service descriptions and/or program names; 2) the date the transaction took place;
                  3) the amount of the transaction (including appropriate tax(s); and 4) duration of the transaction for time-sensitive billing. Further, at the reasonable request of Qwest, Customer agrees to provide Qwest with billing details that accurately identify the transaction was actually initiated and authorized by the End User.

         D. Customer agrees to identify, properly represent and submit DPS Billing Transactions to Qwest in such a way that the presentation of such Billing Transactions on the End

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                  User's   bill is a true representation of the transaction, as
                  further specified in Section 3.C above.

         E. Customer agrees to submit DPS Billing Transactions to Qwest with any appropriate taxes: 1) combined "bundled" with the DPS charge; or 2) as a separate Billing Transaction amount, as set forth in Section 13 of this Agreement. Further, Customer will have the responsibility of setting the appropriate tax exemption indicator (Indicator 27) correctly within each Billing Transaction.

         F. Customer agrees that Qwest, as soon as reasonably practicable, will print a disclaimer on Customer's portion of the bill that advises End Users that failure to pay for DPS charges billed within the Qwest shared-bill will not result in the disconnection of the End User's local telephone service, in accordance with federal and state Truth in Billing regulatory rules.

         G. Customer will use commercially reasonable efforts at all times to (i) give prompt, courteous, and efficient service to End Users, (ii) act honestly and fairly in all dealings with End Users, and (iii) intentionally do nothing reasonably likely to discredit, dishonor, or in any manner injure the reputation of Qwest or the Services covered by this Agreement and the quality image associated with Qwest or such Services.

         H. Customer will use commercially reasonable efforts to promptly and efficiently respond to and resolve End User billing inquiries, including providing toll-free access to customer-service locations and adequate facilities and personnel to handle such inquiries.

         I. Customer will exercise commercially reasonable efforts not to submit to Qwest any Billing Transactions ninety (90) days or greater after the date the transaction occurred (hereinafter "old Billing Transactions"). Qwest reserves the right to reject and return old Billing Transactions to Customer as Unbillable.

         J. Customer will exercise commercially reasonable efforts to not submit Billing Transactions to Qwest for billing on public access line ("PAL") accounts. Qwest reserves the right to reject and return such Billing Transactions to Customer as Unbillable.

         K. Customer grants Qwest a non-transferable, revocable license to use Customer's tradename and logo (the "Licensed Property") in connection with the provision of the Services hereunder. Qwest will have the right to use the Licensed Property on each Page of an End User's bill that contains Customer's charges. Customer will provide Qwest with a photo-quality reproduction of its logo for printing on the End User bill. In addition, Qwest will have the right to use the Licensed Property in connection with an informative message to the End User defining the relationship between Qwest and Customer. Subject to Section 4.D, Qwest will be required to comply with Customer's reasonable branding requirements as in effect from time to time with respect to Customer's Licensed Property.

         L. Customer represents and warrants that it is not a "telecommunications carrier" (as defined under the Communications Act of 1934, as amended by the Telecommunications Act of 1996) within any Qwest Region.

         M. Customer will provide to Qwest in a timely manner all End User billing information necessary to permit Qwest to provide the Services. Such information will be provided in a format that is mutually agreed upon by Qwest and Customer. In addition, in the event any reporting obligations or requirements are imposed upon Qwest by any third party or regulatory agency in connection with this Agreement or the Services, each

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                  Party agrees to cooperate with the other Party, as reasonably requested, in complying with such obligations and requirements.

         N. If Qwest experiences a 15% or greater increase in volume of End User disputes (as measured at the end of any calendar month against the monthly average of the immediately preceding six (6) months) relating to Customer's DPS services, Customer will use commercially reasonable efforts to take such action as is necessary to promptly remedy such volume increase.

         O. If Customer's DPS Adjustment activity increases by at least 15% (as measured at the end of any calendar month against the monthly average of the immediately preceding six (6) months), Customer will use commercially reasonable efforts to take such action as is necessary to promptly remedy such Adjustment activity increase.

4.       Provision of Billing and Collection Services

         A. Qwest agrees and acknowledges that, subject to the various terms and conditions contained herein: (i) it is undertaking the various Services with respect to Customer's properly submitted DPS billing requests hereunder, as an agent for, and on behalf and for the benefit of, Customer; and (ii) all right, title and interest in and to Customer's Account Receivables (including all collections and proceeds thereof) will continue to be owned by Customer until such Account Receivable is purchased by Qwest pursuant to and in accordance with Exhibit D hereto.

         B. Services provided under the terms of this Agreement are contingent upon a shared Qwest End User bill in which Qwest is the provider of local telephone service (subject to the successor provisions contained herein).

         C. Qwest interstate and intrastate Services will be provided in accordance with the terms and conditions of this Agreement.

         D. Except as otherwise provided herein, presentation of Customer's portion of the bill will be in Qwest's standard format, as in effect from time to time, for inclusion of third party Billing Transactions with respect to content, including, but not limited to, logos, bill format, type of Billing Transactions, Market Messages and relationship to others within the same bill.

         E. Services will be billed to Customer via a monthly B&C Invoice (as defined in Section 7.B hereof) and will be calculated utilizing one or a combination of the following pricing methodologies, as further described in Exhibit C:

                  1. Volume-sensitive recurring pricing (billing volumes
                     multiplied by a set price);

                  2. Flat-rated recurring pricing; and/or

                  3. Non-recurring Developmental Charges.

         F. In the event of a Governmental Entity order or other directive that may cause Qwest an increase in the cost of providing Services, Qwest reserves the right to allocate developmental costs associated with implementing the order across all affected customers, and/or to modify its rates for Services retroactive to the effective date of such order or other directive. Qwest will use commercially reasonable efforts to deliver to Customer thirty (30) days' advance notice of such allocation and other reasonable information relating to such order or other directive. In the event of such an increase in costs, Customer reserves the right to terminate this Agreement (or, in the case of such an order or other directive that applies solely to one or more of Customer's service areas, Customer may terminate this Agreement with respect to such affected service area(s)) upon thirty (30) days' written notice to Qwest. Customer must exercise its right

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                  to terminate this Agreement in accordance with this paragraph within ninety (90) days after Customer's receipt of notice from Qwest of such increase in costs.

         G. On an annual basis, Qwest will provide End Users with information relating to their billing rights for DPS services, in accordance with FCC and FTC guidelines. Customer agrees to pay Qwest for a percentage of costs associated with providing End Users with such statement. The percentage will be determined by calculating the annual volume of all DPS Billing Transactions for all End Users against the annual Billing Transaction volumes for Customer. Qwest will calculate Customer's annual Billing Transaction volumes using their Billing Transaction data billed in the preceding twelve (12) months. Qwest will determine a pro-rata percentage of the statement's cost across all affected customers.

5.       Developmental Charges

         A. Qwest has three distinct operating regions, Central, Eastern and Western Regions, (hereinafter each operating region will be individually referred to as a "Qwest Region").

         B. Customer acknowledges and agrees that, pursuant to the terms and conditions of the LLC Purchase Agreement, it is responsible for paying the initial set-up cost for the implementation for each Customer ABEC and the PARS in the manner contemplated by Exhibit D. Customer further acknowledges and agrees that an additional set-up charge will apply for the implementation for each, if any, additional billing identifiers that are implemented in any Qwest Region at Customer's request (each a "Developmental Charge").

         C. All Developmental Charges resulting from Custom Request work, as set forth in Exhibit B, Section II, initiated and authorized by Customer, will be due and payable to Qwest at the then current rates (unless otherwise agreed by the Parties) as follows:

                           (i) if such Developmental Charges are equal to or less than one hundred and fifty thousand dollars ($150,000), then Customer will pay all such Developmental Charges in advance within thirty (30) days after Qwest has agreed to implement the request; and

                           (ii)if such Developmental Charges are greater than one hundred and fifty thousand dollars ($150,000), then Customer will pay (a) 50% of such Developmental Charges (the "Initial Payment") in advance within thirty (30) days after Qwest has agreed to implement the request, (b) 25% of such Developmental Charges within thirty (30) days after the date of the Initial Payment and (c) the remaining 25% of such Developmental Charges within sixty (60) days after the date of the Initial Payment; provided, however, that 100% of the Developmental Charges will be paid no less than thirty (30) days prior to the project's implementation date.

6.       Service Commitment

         Customer understands and agrees that Qwest requires an annual minimum (hereinafter "Service Commitment") in the amount of $65,000.00 for each applicable Qwest Region, in recurring Service charges for each ABEC that is utilized for billing Customer's DPS services. Such Service Commitment is required for Customer's Actual Charges (as defined herein) incurred. For purposes of this Section, the term "Actual Charges" is defined as any recurring and/or non-recurring charges incurred after the initial set-up charges. The Service Commitment will be due and payable as follows:

         A. If the total combined Actual Charges incurred by Customer for all active ABECs, across all Qwest Regions, do not meet or exceed the Service Commitment in a given

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                  calendar year, then Qwest will conduct a true-up for that year after December actuals are billed on the January B&C Invoices. If Customer has not received Services from Qwest under a Billing and Collection Services agreement for a full calendar year at the time the true-up is performed, then a proration will be applied to the actual number of full months for which Customer has received Services from Qwest.

         B. Each year during the term of this Agreement, Qwest will invoice Customer by the end of the second quarter of the following year for the difference between the total Service Commitment due and the Actual Charges incurred by Customer across all Qwest Regions during the previous calendar year. Excess Actual Charges from one or more Qwest Region(s) may satisfy any amounts owing in one or more Qwest Region(s) for the same year.

         C. Upon termination of this Agreement, the Service Commitment will be prorated using the number of days beginning with the end of the previous settlement period to the actual date of termination. Qwest will invoice Customer for the difference between the total Service Commitment due and the Actual Charges incurred by Customer across all Qwest Regions. Such amount will be invoiced to Customer and is due and payable in accordance with the provisions of Section 7 below.

         D. If termination of this Agreement occurs prior to the termination date specified in Section 16.A of this Agreement, Qwest will conduct a true-up as follows: 1) Qwest will prorate the Service Commitment for the period from the Commencement Date to the date of termination; and 2) will calculate the difference between the total Service Commitment due and the Actual Charges incurred by Customer across all Qwest Regions. Such amount will be invoiced to Customer and is due and payable in accordance with the provisions of Section 7 below.

7.       Customer Prices and Payment

         A.       Prices

                  All Services provided pursuant to this Agreement will be provided at the prices specified in Exhibit C.

         B.       Invoices

                  Services will be billed to Customer via a separate statement (an "Invoice") for each ABEC established to bill each of Customer's ABECs, utilizing the prices set forth in Exhibit C. To the extent that the Parties do not actually execute this Agreement on the first day of the month in which the Effective Date occurs, the invoices for that first month of Services will be prorated to reflect the commencement of Services on the Commencement Date.

         C.       Payment of B&C Services

                  1. Customer's payment for Services will be due on the payment due date reflected on the Invoice unless such date is not a Business Day, in which case payment will be due on the next Business Day (the "Payment Date").

                  2. Any payment received by Qwest for Services rendered after the Payment Date or any payment received in funds that are not immediately available to Qwest on the Payment Date, will be subject to a late payment penalty. The late payment penalty will be the portion of the amount due Qwest received after the Payment Date times a late factor of 0.000310 per day compounded daily for the number of days from the Payment Date to and including the date that Customer actually made the payment to Qwest, which would result in an annual percentage rate of twelve

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                           percent (12%). The late payment penalty will be
                           billed in the Detail of Late Payment Charges section of the invoice.

                  3. Any late payment resulting from bank error will not be subject to the late payment penalty provided that Customer can verify that it was not at fault. It is the responsibility of Customer to notify the banks involved for resolution of the bank error.

                  4. The provisions of Section 8 of this Agreement will govern any dispute associated with a Customer payment. Should the dispute not be resolved by the Payment Date of the amount due, Customer will, notwithstanding the continuing existence of the dispute, pay the billed amount in accordance with the provisions of this Agreement. Payment of the billed amount does not preclude the claiming Party from its right to have claim against the other Party for reimbursement until the dispute is resolved.

8.       Dispute Resolution

         Any claim, controversy or dispute between Qwest and Customer, other than any claim, controversy or dispute in which a Party seeks equitable relief, will be settled as follows:

         A. All disputes arising out of this Agreement between the Parties with respect to any subject listed in the preceding paragraph will be escalated through normal business procedures to the officer level prior to the commencement of any arbitration proceeding.

         B. Any claim, controversy or dispute between the Parties will be resolved by arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. 1-16. A retired judge or a practicing attorney under the rules of the American Arbitration Association will conduct the arbitration. The arbitration will be conducted in Denver, Colorado. The arbitrator's decision will be final and may be entered in any court with jurisdiction. Each Party will be responsible for its own costs.

9.       Audit

         A. For purposes of this Section, an audit will mean a Customer requested comprehensive review (hereinafter "Audit") of a Service, except as cited in paragraph F of this Section. Such Audit may encompass one (1) or more departments. Customer may conduct one (1) Audit during each year of the term of this Agreement over the Qwest Regions in which Qwest is billing for Customer under this Agreement; provided, however, that if an Audit uncovers a discrepancy in excess of ten percent (10%), then Customer will be entitled to another Audit within that one (1) year period. If an Audit is requested in one (1) or more Qwest Regions, it will be counted as one (1) Audit.

         B. Both Parties agree that the Audit will be limited to a statistically valid sample with a ninety percent (90%) confidence level and be further limited to the exact subject matter outlined in the written notification, as described in paragraph E, below. All Qwest expenses incurred during the Audit, including, but not limited to, investigative work, extraction of data and travel, will be shared equally by the Parties.

         C. At such time as Customer desires to expand an Audit beyond a ninety percent (90%) confidence level, Customer agrees to pay all of Qwest's reasonable expenses for the incremental Audit activities required, including, but not limited to, account extraction, masking, analyzing accounts, and other Audit activities, at the rates set forth in Exhibit C, Consulting Services.

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         D.       At such time as an Audit is requested, the Parties will share equally all expenses associated with hiring a single independent auditor to perform the Audit, provided, however, that if the Audit proves a discrepancy in excess of fifteen percent (15%) in favor of Customer, Qwest will pay all such expenses. Prior to performing an Audit, the independent auditor will be required to sign a joint non-disclosure agreement with Customer and Qwest.

         E. To initiate an Audit, Customer will provide Qwest with written notice of its intent to Audit as well as the specific requirements of the Audit. Such requirements will identify:

                  1.       the exact Service to be audited;

                  2.       the desired start date;

                  3.       the desired Audit location;

                  4.       Customer's representatives; and

                  5.       specific materials to be reviewed, i.e.,

                           a.       number of accounts;

                           b.       type of accounts;

                           c.       Billing Transaction detail; and

                           d.       time period of data to be reviewed.

         F. After the Parties have agreed on the specific details of an Audit, including all requirements, a detailed time and cost estimate will be prepared by Qwest in accordance with the prices specified in Exhibit C, Consulting Service.

         G. The independent auditor will have the right, on behalf of Customer, to review all such records and accounts as may, under recognized or generally accepted accounting practices, or as otherwise will be reasonably necessary for the completion of the Audit, contain information on Customer's End User accounts and Services. Qwest will cooperate with all reasonable requests of the independent auditor and provide as promptly as reasonably practicable all information relevant to such request (subject to the other provisions of this Agreement including Section 9.C and the remainder of this
                  Section 9.G). All information reviewed by the independent auditor is considered Confidential Information as such term is defined in Section 17 hereof. Qwest will provide for review extracts or masked data containing information pertinent only to Customer. Qwest will not provide for review portions of source documents that contain information relating to other entities for which Qwest is providing Services.

         H. Upon completion of the Audit, corrective action, if any, will be initiated within thirty (30) days of the mutually agreed upon resolution. Any Qwest liability for Services disclosed by the Audit will result in an adjustment, which will be limited in accordance with the provisions of Section 10.

         I. All costs incurred by Qwest when Qwest participates on behalf of Customer during the course of an Audit of Customer ordered by a Governmental Entity will be the responsibility of Customer. Prior to Qwest's participation in a third party Audit, a detailed estimate will be prepared, based upon Customer's written notice, in accordance with the terms and prices set forth in Exhibits B and C respectively, Consulting Services. The estimate will be valid for a period of thirty
                  (30) days from the date the estimate is delivered to Customer. Unless Qwest is ordered to conduct the Audit by a court or regulatory authority, both Parties must approve the estimate, and any subsequent revisions, in writing, prior to Qwest performing such services or Customer incurring any costs.

         J. Notwithstanding the foregoing Audit provisions, Qwest will provide Customer and its representatives (including financing providers), during normal business hours and as soon as commercially practicable after reasonable written request during the Term, with access to review and discuss the books and records and other information and

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                  personnel related to Customer's Account Receivables hereunder, subject in any event to all applicable law and confidentiality provisions.

10.      Billing Errors and Limitation of Liability

         A. Customer and Qwest agree to use commercially reasonable efforts to provide each other verbal notification immediately upon discovery of billing errors followed by written notification within ten (10) Business Days. Such written notification will contain detailed information to aid in identifying the cause of the billing error and its correction. Qwest agrees to use commercially reasonable efforts to correct billing errors within thirty (30) days of notification (by Customer) or discovery (by Qwest). Where meeting the thirty
                  (30) day objective is not possible, Qwest will notify Customer in writing of the expected resolution date.

         B. Qwest makes no warranties, express or implied, as to any Service provided hereunder, except as expressly provided herein. Without limiting any representation or warranty as expressly provided herein, Qwest specifically disclaims any and all implied warranties, including without limitation, any implied warranties of merchantability, fitness for a particular purpose, or title or non-infringement.

         C.       Subject to the limitations set forth in Section 10.G and
                  Section 18, if Qwest, directly due to its negligence or willful misconduct, fails to bill Customer's Billing Transactions, the Parties agree as set forth below in this
                  Section 10.C.

         1.       Qwest will promptly reprocess and bill the Billing
                  Transactions.

                  a. In cases where the rebilling would occur within one-hundred and eighty (180) days from the initial receipt of the Billing Transaction and Qwest reasonably determines that such reprocessing is unfeasible from an economic, technical or marketing perspective, Qwest will pay to Customer the amount determined by applying the formula set forth in Section 10.C.2. Such payment will be made to Customer within thirty
                  (30) days from date of determination not to reprocess; and

                  b. In cases where the rebilling would occur more than one-hundred eighty (180) days after such billing would normally have occurred, such rebilling will be performed only upon the mutual agreement of the Parties. Absent such rebilling of Billing Transactions, Qwest will pay to Customer the amount determined by applying the formula set forth in
                  Section 10.C.2. Such payment will be made to Customer within thirty (30) days from the date of mutual agreement not to rebill. If the Parties determine that reprocessing will not be done, Qwest will be liable to Customer for the actual revenue associated with the Billing Transactions not processed; and

         2. If Qwest cannot bill and Customer cannot resubmit such Billing Transactions, Qwest will estimate, in cooperation with Customer, the volume of such Billing Transactions and associated revenue, based on the most comparable previously known values, less Uncollectibles and Adjustments. Where the most comparable values are unknown, the estimated revenue associated with such unbilled Billing Transactions will be mutually agreed upon. Qwest will pay to Customer an amount equal to the estimated revenue associated with such unbilled Billing Transactions, less Adjustments, Uncollectibles and Bill Production charges, commensurate with such revenue. Payment to Customer will be made within thirty (30) days from the date of determination of such amount.

         3. For the purposes of this Agreement, if Qwest prints a bill that includes a Billing Transaction that complies with Section 4.D, and deposits the bill with the United

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                  States Postal Service, it will be deemed to have "billed" the
                  Billing Transaction contained on such bill.

         D. Subject to and except as set forth in Section 10.C, Qwest's total liability for breach, non-performance or inadequate performance of its obligations hereunder and Customer's sole and exclusive remedy for any loss, cost, claim, injury, liability, or expense, including reasonable attorneys' fees (collectively, "Losses"), regardless of theory, for the following occurrences, will be limited to the lesser of the amounts paid by Customer hereunder, or the amount of actual damages incurred measured and further limited as follows:

                  1. If Qwest, due to gross negligence or willful misconduct, fails to collect or perform collection activities of Customer's End User Accounts resulting in increased net bad debt, Qwest's total liability and Customer's sole and exclusive remedy for any Losses resulting from this failure to perform, regardless of theory, will be limited to the associated actual price of the Bill Production charges paid by Customer for those uncollected accounts; and

                  2. If Qwest, due to its gross negligence or willful misconduct, fails to perform or negligently performs any other Service specified in this Agreement, Qwest's total liability and Customer's sole and exclusive remedy for any Losses resulting from this failure to perform, regardless of theory, will be limited to the associated actual price of the Services negligently performed or not performed (including, without limitation, any indirect damages payable by Qwest to a third party).

         E. Customer's liability to Qwest (as distinct from Customer's obligation to pay for Services provided pursuant to this Agreement) for any Losses, regardless of theory, will be limited to the amount of actual damages incurred by Qwest (including, without limitation, any indirect damages payable by Qwest to a third party).

         F. Qwest assumes no liability for, and Customer will be solely responsible and liable with respect to, the accuracy of Billing Transactions submitted by Customer and provided by Customer to Qwest for billing.

         G. Notwithstanding anything in this Agreement to the contrary, in no event will Qwest be liable for any errors or Losses caused by any inaccurate or incomplete Customer instructions, whether written or verbal, associated with Customer requested changes, or by Customer's failure to comply with Section 3.D.

         H. In no event will either Party be liable to the other for any claim or cause of action requesting or claiming any incidental, consequential, special, indirect, statutory, punitive or reliance damages. Any claim or cause of action requesting or claiming such damages is specifically waived and barred, whether such damages were foreseeable or not or a Party was notified in advance of the possibility of such damages, unless such claim or cause of action is part of any claim for indemnification in accordance with Section 12 hereof. Damages prohibited under this Agreement will include, without limitation, damage or loss of property or equipment, loss of profits, revenues or savings, cost of capital, cost of replacement services, opportunity costs, and cover damages.

         I. In the event the Parties cannot agree that reprocessing is feasible or cannot agree on a revenue settlement, or cannot agree on any other issue associated with this Section, the Parties agree to utilize the provisions of Section 8 above to resolve the dispute.

         J. Qwest assumes no liability for any Customer-calculated and applied taxes with respect to DPS Billing Transactions or on any taxes applied to Qwest-issued Adjustments of Customer Billing Transactions.

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11.      Data Retention

         Customer agrees to retain copies of all files transmitted or in any other fashion forwarded to Qwest for a minimum of one hundred and eighty (180) days after date of original transmission to Qwest. Customer further agrees to retransmit or re-forward files upon request of Qwest at no cost to Qwest. Customer will exercise commercially reasonable efforts to retransmit or re-send such files no later than five (5) Business Days from receipt of a request from Qwest. However, in the event Qwest cannot receive the original transmission due to transmission system failure, improperly formatted data on the file, or other reasons related to Customer, Customer will exercise commercially reasonable efforts to immediately retransmit the file upon correction of the problem causing the failure. The Parties agree that Customer will exclusively and solely own all information of the End Users that is transmitted hereunder, together with all aggregated or generated data and compilations solely containing such information and generated hereunder, and such information will be subject to Section 17, other than those components of such information provided to Customer under the List License Agreement for the Use of Directory Publisher Lists and Directory Delivery Lists of even date herewith by and between Qwest and Customer, as the same may be amended, modified or supplemented from time to time.

12.      Indemnification

         A. Subject to the limitations set forth in Section 10, each Party will indemnify (the "Indemnifying Party") and hold harmless the other Party (the "Indemnified Party") and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses directly or indirectly based upon, arising from or resulting from such Party's failure to perform any of its obligations under this Agreement.

         B. Customer will, except to the extent of Qwest's gross negligence, fraud or willful misconduct, indemnify and hold harmless Qwest, from and against any Losses awarded to or assessed by third parties, directly relating to or arising out of Qwest's billing of Customer's Billing Transactions, including but not limited to claims of End Users and claims, complaints or proceedings of any Governmental Entity (it being agreed and understood by the Parties that no indemnification will be made under this Section 12.B for Losses arising out of any claims asserted against Qwest for its billing or other business activities generally which is not specifically attributable to Qwest's billing of Customer's Billing Transactions).

         C. The Indemnified Party will notify the Indemnifying Party promptly in writing of any written claims, lawsuits, or demands by third parties for which the Indemnified Party alleges that the Indemnifying Party is responsible under this Section and, at the request of the Indemnifying Party, tender the defense of such claim, lawsuit or demand to the Indemnifying Party. The Indemnified Party also will cooperate in every reasonable manner with the defense or settlement of such claim, demand, or lawsuit.

         D. The Indemnifying Party will not be liable under this Section for settlements by the Indemnified Party of any claim, demand, or lawsuit unless the Indemnifying Party has approved the settlement in advance or unless the defense of the claim, demand, or lawsuit has been tendered to the Indemnifying Party in writing and the Indemnifying Party has failed promptly to undertake the defense.

         E. Under the terms of this Agreement, Qwest may provide to Customer certain information regarding Customer's subscribers. Qwest is releasing to Customer such information based on Qwest's first-hand knowledge of its own experiences with the End-User involved. Customer agrees to defend, indemnify and hold Qwest harmless from and against any Losses, regardless of theory, arising out of or related to the release of any Customer subscriber information by Qwest to Customer of a type that is

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                  not otherwise customarily released by Qwest to its other
                  billing and collection customers.

         F. Customer will defend, indemnify and hold harmless Qwest from and against any Losses relating to or arising from the calculation and application of taxes upon the receipt of Customer's Billing Transactions or the application of taxes on Qwest-issued Adjustments of Customer's Billing Transactions.

13.      Taxes

A.       General Provisions

         1. Customer will be liable for all Customer Taxes. "Customer Taxes" will be defined as: (i) all state and local sales, use, value-added, gross receipts, foreign, privilege, utility, infrastructure maintenance, property, federal excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Customer's services provided to its End Users; and
                  (ii) tax-related surcharges or fees that are related to the Customer's services provided to its End Users and authorized by applicable tariffs. However, Customer will not be liable for any Taxes imposed on or measured by the net income or net worth of Qwest (including the Washington State Business and Occupation Tax).

         2. Customer understands and agrees that Qwest is merely providing Services with respect to the billing and collection of amounts owed to Customer by End Users and Customer Taxes hereunder. Qwest will not report these billings as its own receipts for gross receipts tax purposes or any other tax purpose. Qwest will have no responsibility for the preparation or filing of returns or payments of Customer Taxes other than as required by law. Qwest will not retain or be entitled to receive from Customer any statutory fee or share of Customer Taxes to which the person collecting such Customer Taxes is or may be entitled to under applicable law.

         3. Customer will be solely responsible for the computation, reporting, and payment of all Customer Taxes and surcharges applicable to the services provided by Customer to its End Users and will be solely responsible for separately identifying the applicable Taxes for its End Users. Where applicable, Customer agrees to populate the appropriate indicators to advise Qwest that the DPS Billing Transaction is tax-exempt or that all applicable taxes have been included in the Billing Transaction amount or submitted in a separate Billing Transaction.

         4. Any communications from End Users relating to Customer Taxes will be the responsibility of Customer. Customer will respond promptly to all complaints lodged by End Users regarding Customer's treatment. All determinations as to the removal, addition, or adjustment of Customer Taxes to be billed to End Users will be the responsibility of Customer. To the extent Adjustments are made by Customer, with respect to Customers' DPS services billed by Qwest under this Agreement, such Adjustments will include all applicable federal, state and local taxes or tax related items. All communications with taxing authorities regarding Customer Taxes applicable to Customer's transactions will be the responsibility of Customer. Any communication Qwest receives from an End User or taxing authority regarding Customer Taxes will be referred promptly to Customer.

         5. In the event any federal, state, or local laws, court orders, or agency orders, rules, or regulations direct a change to the billing or reporting of taxes, or bill presentation of taxes, and such change necessitates a billing system modification, Customer will be required to pay for such modification.

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         6.       In the event that Customer has requested a change in Customer
                  Tax procedures and no change has been implemented due to the inability of Qwest and Customer to agree upon Customer reimbursing Qwest for the cost of such changes, any audit assessment related thereto will not be deemed to be a willful or negligent failure of Qwest to perform its contractual obligations hereunder.

         7. Customer will be liable for all applicable Service Taxes. "Service Taxes" will be defined as: (i) all state and local sales, use, value-added, gross receipts, foreign, privilege, utility, infrastructure maintenance, property, federal excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Services performed by Qwest under this Agreement; and (ii) tax-related surcharges or fees that are related to the Services performed by Qwest under this Agreement and authorized by applicable tariffs. However, Customer will not be liable for any Taxes imposed on or measured by the net income or net worth of Qwest (including the Washington State Business and Occupation Tax). The cost of Service Taxes is not part of the price agreed upon for Services under this Agreement and will be in addition thereto.

         8. All audit adjustments to Service Taxes, associated interest and penalties will be the liability of Customer. Should any federal, state or local jurisdiction determine that any such additional Service Taxes are due by Qwest as a result of Qwest's performance of any obligation under this Agreement, Qwest will notify Customer within ten (10) days after Qwest receives a formal assessment from a taxing jurisdiction for any additional Service Taxes. Customer will have the opportunity to advise Qwest in the response to said assessment. Absent receipt of a written response within ten
                  (10) days after mailing of the notice, Qwest may elect at its sole discretion to pay the assessment and obtain reimbursement from Customer. Customer will pay Qwest within thirty (30) days after the date Qwest provides Customer a copy of such assessment and payment.

         9. In the event Qwest notifies Customer of an assessment and Customer wishes to appeal such assessment, Qwest agrees to reasonably cooperate with Customer in any defense of such claim or liability by: 1) providing documentation in its possession and control that is reasonably related to the provision of Services and for which a claim of indemnification is made by Qwest hereunder, 2) making personnel available as is reasonably necessary for deposition or testimony at the trial or hearing in any action brought for which a claim for indemnification is made by Qwest hereunder, and 3) authorizing Customer to defend in and for the name of Qwest any action brought by a taxing jurisdiction regarding the Service Taxes. All reasonable costs incurred by Qwest in the provision of these and other requested services will be at the expense of Customer, including the payment of any tax, interest and penalties necessary to pursue an appeal against an audit assessment.

B.       Taxes - Indemnity and Recourse:

         1. Customer will indemnify, hold harmless, and defend (at Customer's expense) Qwest from any Customer Tax, and any Losses associated therewith, relating to or arising out of Customer's failure (to the extent not attributable to a negligent act or omission of Qwest) to pay any Customer Tax or file any return as required by law or to comply with any applicable tax laws or regulations, in accordance with this Agreement. In the event Qwest is assessed any Customer Taxes imposed by reason of this Agreement, Customer will be liable for all such taxes and the cost of defense of such assessment.

         2. Qwest will indemnify, hold harmless, and defend (at Qwest's expense), Customer from and against any Losses arising from additional penalties incurred by Customer as a result of the grossly negligent failure of Qwest to provide Customer accurate and

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                  complete information in relation to DPS billing in accordance with the terms of this Agreement.

         3. The obligation of Qwest and Customer with regard to any indemnity or reimbursement pursuant to this section will expire upon the later of thirty (30) days after: 1) the expiration of all applicable statutes of limitations on any potential or actual obligation or liability of Qwest and/or Customer, 2) the entry of a non-appealable final order in a court of law or administrative agency in any action brought which claims or alleges that Qwest or Customer owes any such taxes to the taxing jurisdiction, or 3) payment to the taxing jurisdiction under an agreement entered into with such taxing jurisdiction in full settlement for any and all liabilities which are, or may be alleged to be, due and payable with respect to this Agreement.

14.      Purchase of Accounts Receivable

         Qwest will purchase from Customer its Accounts Receivable arising from bills issued by Qwest to End Users. The purchase of Accounts Receivable will be limited to Amounts Due Customer (as described in Exhibit D) when Qwest provides Services for Customer. Qwest's purchase of Customer's Accounts Receivable will be with full recourse as set forth in Exhibit D.

15.      Limitations Period

         Claims made under this Agreement will be subject to the following limitation periods:

         A. Subject to Section 10.C, no claim arising from Qwest's failure to bill a Billing Transaction, or failure to properly bill a Billing Transaction, to an End User will be asserted more than eighteen (18) months after the Billing Transaction was or should have been billed.

         B. No other claim or demand under this Agreement, including demands made under the arbitration section hereof, or any other demand or claim with respect to this Agreement may be made or brought by either Party more than two years after the date of the event that gave rise to the demand or claim except that: 1) the limitation period herein will not apply to claims for revenue due Customer from its End Users to the extent Qwest has collected and retained such revenue; 2) a demand or claim for indemnification under this Agreement may be made or brought by a Party for two years after the accrual of the cause of action for indemnity; and 3) any claim in the nature of fraud or concealment may be brought within two years of discovery of the existence of such fraud or concealment.

16.      Term and Termination of Agreement

         A. This Agreement will become effective as of the first Business Day after the Closing (as such term is defined in the LLC Purchase Agreement) (the "Commencement Date") and will continue for two years, through November 7, 2004, unless earlier terminated in whole or in part as provided herein.

         B. Customer may (i) terminate this Agreement for convenience and without penalty upon no less than thirty (30) days' prior written notice to Qwest ("Termination Notice"), or (ii) subject to Section 18, immediately terminate this Agreement in the event of any willful failure of Qwest to pay, on any applicable due date, the full amount of the Amount Due Customer in respect of Customer's Account Receivables to be purchased on such date in accordance with Exhibit D hereto; provided that Customer will provide Qwest with prompt notice of its election to terminate this Agreement pursuant to this clause (ii), Customer's sole and exclusive obligation upon termination under this Section 16.B, except as otherwise expressly set forth herein, is to make payment for all

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                  balances due, including, without limitation, with respect to any Service Commitment as provided in Section 6 of this Agreement, and for authorized charges associated with any completed or partially completed Custom Request for any Custom Request development work. Notwithstanding anything to the contrary in this Agreement, if Customer terminates this Agreement under this Section 16.B, Customer will also pay all of Qwest's costs incurred in terminating Services and effecting the transition of Services to Customer or Customer's designated provider.

         C. In the event of a Governmental Entity order that requires Qwest to no longer provide the Services to Customer in any state or service area of Customer, Qwest may terminate this Agreement (or the affected service area(s)) immediately; provided, however, that Qwest will, in good faith and using commercially reasonable efforts, object to and attempt to prevent the implementation of any such order and will solicit advice from Customer regarding how to prevent such order.

         D. The Parties agree that upon termination or expiration of this Agreement they will exercise commercially reasonable efforts to effect the transition of the Services to Customer or Customer's designated provider. Qwest agrees to bill for Billing Transactions that Qwest determines to have been in the billing system as of the date of termination or expiration. Unless otherwise agreed by the Parties, Qwest will continue to provide such transition Services for an interim period, not to exceed twelve (12) months from the date of termination or expiration, as described in Exhibit D, Section 13. Customer will pay Qwest for all Services provided to Customer during such transition period in accordance with the payment terms set forth in this Agreement.

17.      Proprietary and Confidential Information

         A. As used herein, "Confidential Information" will mean information disclosed by one Party to the other in the course of the provision of Services, and will include the existence of this Agreement and all of its terms, conditions and provisions.

         B. Qwest and Customer agree to hold such Confidential Information in strictest confidence and will use same solely for the purposes of this Agreement unless otherwise authorized in writing by the other Party. Neither Party will disclose such Confidential Information to anyone except (i) its employees, agents, consultants or subcontractors to whom disclosure is necessary for the purposes set forth in this Agreement or (ii) as required by law, rule, regulation or court order (and the Party that is required to make such disclosure will first notify the other Party of such disclosure obligation). The disclosing Party will appropriately notify each employee, agent, consultant and/or subcontractor to whom disclosure is made that such disclosure is made in confidence and must be kept in confidence in accordance with this Agreement.

         C. All Confidential Information, unless otherwise specified in writing, will remain the property of the disclosing Party. Confidential Information will not be reproduced except to the extent necessary to accomplish the purpose and intent of this Agreement, or as otherwise may be permitted in writing by the disclosing Party. In the event the disclosing Party grants the other Party permission to copy Confidential Information, the Party seeking such permission agrees that each such copy will contain and state the same confidential or proprietary notices or legends that appear on the original. Nothing in this Agreement will be construed as granting any right or license under any copyrights, inventions or patents now or hereafter owned or controlled by either Party. All Confidential Information, including copies thereof, will be returned to the disclosing Party or destroyed after the recipient Party's need for it has expired or upon the request of the disclosing Party.

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         D.       The obligations imposed in this Agreement will not apply to any information that:

                  1) is or becomes publicly available other than through disclosure by the recipient Party;

                  2) becomes available to the recipient Party from a third party who is under no restriction with respect to disclosure of such information;

                  3)       is independently developed by the recipient Party; or

                  4) is communicated by the recipient Party to a third party with express written consent of the disclosing Party.

         E. Without the prior consent of the other Party, neither Party will disclose to any third person, other than as provided in paragraph B above, the existence or purpose of this Agreement, the terms or conditions hereof, nor the fact that discussions are taking place and that Confidential Information is being shared. Furthermore, neither Party nor its agents will reveal the other as the source of Confidential Information described in this Agreement without its express, prior written consent. Notwithstanding the foregoing, Customer may advise its End Users that it will bill for its DPS services through Qwest.

18.      Force Majeure

         A. In no event will either Party be liable to the other for any delay or other failure to perform hereunder that is due to:
                  (i) the other Party's unreasonable delay in supplying or failure to supply information, materials or services expressly provided for under the terms of this Agreement; or (ii) occurrences or circumstances beyond such Party's reasonable control (including epidemic, riot, unavailability of resources due to national defense priorities, war, armed hostilities, strike, walkouts, civil disobedience, embargo, fire, flood, drought, storm, pestilence, lightning, explosion, power blackout, earthquake, volcanic eruption or any act, order or requirement of a regulatory body, court or legislature, civil or military authority, foreseeable or unforeseeable act of God, act of a public enemy, act of terrorism, act of sabotage, act or omission of carriers, or other natural catastrophe or civil disturbance) during the period and to the extent that such extraordinary condition delays, impairs or prevents such Party's performance (each a, "Force Majeure Condition"). If either Party does not perform any of its obligations hereunder as a result of a Force Majeure Condition, and the other Party's performance of its obligations hereunder are conditioned upon the first Party's performance, then notwithstanding anything in this Agreement to the contrary, the other Party's performance will be excused (including payment obligations) until such time as the first Party has performed those obligations prevented by the Force Majeure Condition.

         B. If any such Force Majeure Condition occurs and results in a delay or failure in performance of any part of a Party's obligations under this Agreement for more than sixty (60) days, the other Party may, by written notice given to the Party whose performance was delayed or who failed to perform, immediately terminate that part of this Agreement that will be affected by such delay or failure to perform, without penalty.

19.      Default

         A. A failure by either Party to perform any material agreement, obligation or covenant in this Agreement, and any material breach of a representation or warranty made in this Agreement, in each case that is not cured within thirty (30) days after written notice thereof from the other Party (unless a shorter or longer period is expressly set forth herein) will be deemed to be a default.

         B. If a breach is capable of remedy, a Party may cure such breach by taking all of the following steps prior to the end of the applicable cure period: (1) notifying the non-

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                  breaching Party, in writing, that the breaching Party wishes to cure the breach and continue the Agreement; (2) terminating any breaching acts, omissions, or behaviors; (3) correcting any existing breaches, including, but not limited to paying any charges due under this Agreement; and (4) providing security reasonably satisfactory to the non-breaching Party, such as a performance bond in an appropriate amount. Any material breach must be cured expeditiously and within the thirty (30) day cure period.

         C. If there is a good faith objection or dispute in connection with whether a breach (as described in Section 19.A) exists following the end of the cure period, if applicable, the Parties will attempt in good faith to resolve such dispute and determine the appropriate remedial action pursuant to the terms and conditions of Section 8.

         D. Upon the determination that a default exists (and following the actions, if any, required or available to be taken under
                  Section 19.B and/or Section 19.C), in addition to all other rights and remedies provided herein or at law or equity, the non-defaulting Party will have the right to terminate this Agreement in whole or in part, without any further obligation to the other (except the discharge of obligations incurred prior to the effective date of termination).

20.      Amendments; Waivers

         This Agreement or any part thereof or any Exhibits hereto or documents referred to herein may be modified or additional provisions may be added by written agreement signed by or on behalf of both Parties. No amendment or waiver of any provision of this Agreement and no consent to any default under this Agreement will be effective unless the same will be in writing and signed by or on behalf of the Party against whom such amendment, waiver or consent is claimed. In addition, no course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement will be construed as a waiver of such term, right or condition.

21.      Assignment

         Neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Party; provided, however, that: (i) either Party may assign this Agreement upon written notice to the other Party to any of its Affiliates without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement and the assigning Party remains liable for its obligations hereunder; (ii) a Change of Control of either Party will not be deemed to be an assignment of this Agreement, provided that if the relevant Party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity is required to agree in writing (whether as part of the acquisition agreement that provides for the other Party to be a third party beneficiary or in a separate agreement) to assume this Agreement
         (iii) Customer may assign this Agreement and the rights and obligations under it to its lenders for collateral security purposes, so long as Customer remains liable for its obligations hereunder; and (iv) Customer may assign this Agreement with respect to a particular service area(s) in the Qwest Region to any person (other than an affiliate of Customer) upon written notice to Qwest so long as Customer will require the acquiring person to agree in writing (whether as part of the acquisition agreement with Customer that provides for Qwest to be a third party beneficiary or in a separate agreement) to assume this Agreement and Customer will have no rights or obligations under this Agreement with respect to such service area(s).

22.      Notices and Demands

                                                                  Execution Copy

         Except as otherwise provided under this Agreement, all notices, demands, or requests which may be given by a Party to the other Party will be in writing and will be deemed to have been duly given on the date delivered in person, date faxed or deposited, postage prepaid, in the United States mail and addressed as follows:

Customer                                               Qwest Corporation
198 Inverness Drive West, Eighth Floor                 1801 California Street, Room 2150
Englewood, Colorado 80112                              Denver, Colorado 80202
Attn: Tony Basile                                      Attn: Perry Hooks, Customer Account Manager
Phone: (303) 784-2849                                  Phone: (303) 965-4094
Fax: (303) 784-1599                                    Fax: (303) 896-3365
Email: tony.basile@dexmedia.com                              Email: phooksj@qwest.com

         If personal delivery is selected as the method of giving notice under this Section, a receipt of such delivery will be obtained. The address to which such notices, demands, requests, elections or other communications is to be given by either Party may be changed by written notice given by such Party to the other Party pursuant to this Agreement.

23.      Representations and Warranties

         A. Each Party represents and warrants that (i) it has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement, (ii) this Agreement constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles, and (iii) its execution of and performance under this Agreement will not violate in any material respects any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body.

         B. Customer represents and warrants to Qwest that (i) there are no agreements between Customer and its End Users or any other third party that would cause Customer to breach any term, condition or obligation under this Agreement, (ii) it is authorized to disclose to Qwest any and all information necessary for Qwest to perform the Services, and (iii) none of the Licensed Property infringes the trademark rights of any third party.

         C. Qwest represents and warrants to Customer that (i) there are no agreements between Qwest and its subscribers or any other third party that would cause Qwest to breach any term, condition or obligation under this Agreement and (ii) no trademark, service mark or trade name of Qwest appearing on or in Customer's bills printed and distributed pursuant to this Agreement infringes the trademark rights of any third party.

24.      Relationship of Parties

         The relationship of the Parties will not be that of partners, agents, or joint venturers, and nothing contained herein will be deemed to constitute a partnership or agency agreement between them for any purposes, including, without limitation, for federal income tax purposes. Each Party will be and remain an independent contractor and for no purpose will the employees or agents or any sub-contractor of one Party be construed to be an employee of the other Party in connection with the performance of this Agreement.

25.      Third-Party Beneficiaries

         This Agreement will not provide any person not a Party to this Agreement, (specifically including, but not limited to, End Users), any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

                                                                  Execution Copy

26.      Governing Law

         This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado without reference to its choice of law principles.

27.      Lawfulness of Agreement

         This Agreement and the Parties' actions under this Agreement will comply with all applicable federal, state, and local laws, rules, regulations, court orders, and governmental agency orders. If a court or governmental agency with proper jurisdiction determines that this Agreement, or a provision of this Agreement, is unlawful, this Agreement, or that provision of this Agreement, will terminate. If a provision of this Agreement is so terminated but the Parties legally, commercially and practicably can continue this Agreement without the terminated provision, the remainder of this Agreement will continue in effect.

28.      Successors and Assigns

         This Agreement is binding upon and will inure to the benefit of each Party and their respective successors and assigns. Following a Change of Control of any Party, the acquiring, surviving or successor entity will, and such Party agrees to cause such entity to, agree in writing (whether as part of the acquisition agreement with such Party that provides for the other Party to be a third party beneficiary or in a separate agreement) to assume this Agreement and be bound by, with respect to itself and its affiliates, the restrictions contained herein to the same extent as the applicable Party.

29.      Headings

         The headings in this Agreement are for convenience and will not be construed to define or limit any of the terms herein or affect the meaning or interpretation of this Agreement.

30.      Entire Agreement

         This Agreement, and any Exhibits attached hereto, constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior understandings (including the Original B&C Agreement), oral or written representations, statements, negotiations, proposals and undertakings with respect to the subject matter hereof. For avoidance of doubt, this Agreement completely supercedes and replaces the Original B&C Agreement.

31.      Miscellaneous

         In the event any program covered by this Agreement is limited or prohibited by any by any applicable federal, state, or local laws, court orders, or agency orders, rules or regulations, both Parties agree to comply with such laws, orders, rules or regulations.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                                                  Execution Copy

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first written above.

DEX MEDIA EAST LLC                    QWEST CORPORATION

By: /s/ George Burnett                By: /s/ Janet K. Cooper
    ----------------------------         ---------------------------------------
Name: George Burnett                  Name: Janet K. Cooper
Title: CEO and President              Title: Senior Vice President and Treasurer

                                                                       EXHIBIT I

                                   DEFINITIONS

ABEC

An industry-recognized acronym that means Alternate Billing Entity Code. A separate ABEC, assigned by Qwest, is required within Qwest's billing system for each of Customer's separate lines of business.

Accounts Receivable

An account evidencing a legally enforceable right to payment for DPS services rendered by Customer and lawfully billed as charges on the Qwest End User bill.

Adjustment(s)

Post-billing transactions issued by Customer or Qwest for the purpose of debiting or crediting lawfully billed charges on the End User bill. Adjustments may be issued for individual charge(s) (detail transactions) or for combinations of charges (summary transactions).

Adjustment Record(s)

A term used to describe specific EMI record(s) generated by Qwest that may be utilized to report End User Adjustment activity to billing customers. Such records will only be generated for Adjustments issued by Qwest.

Billing Transaction

Customer-originated charge-type transactions that result in an End User being billed for Customer's DPS services within the Qwest shared-bill.

Business Day

Any day other than a Saturday, a Sunday or a day on which banks in Denver, Colorado are authorized or obligated by law or executive order to close.

Billing Transaction Phrases

A term used by Qwest that refers to the descriptive bill phrases used to describe the Billing Transaction charge/credit amount on the End User bill.

Business Office Write-Off

A term for End User account balances for which the Qwest business office has completed all live collection activities and a final bill has been issued and subsequently written off the books by the business office.

                                                                       EXHIBIT I

Central Region

A term used by Qwest to collectively identify the following group of states:
Arizona, Colorado, Southern Idaho, Montana, New Mexico, Utah and Wyoming.

Change of Control

A term that means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than 50% of the combined voting power of the referenced Person's then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person; or (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person's; or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than fifty-one percent (51%) of such Person's outstanding equity securities are issued in exchange for all or a significant portion of such Person's outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person's equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

Directory Advertising

A term that is inclusive of Customer's foreign and local white page advertising, yellow page advertising and other related DPS services agreed upon in writing by the Parties.

Eastern Region

A term used by Qwest to collectively identify the following group of states:
Iowa, Minnesota, Nebraska, North Dakota and South Dakota.

End User

A consumer that utilizes or subscribes to Customer's DPS services.

Entity

A term used by Qwest to describe a "grouping" of specific Customer DPS services. Such groupings are created by Qwest, with the prior consent of Customer, such consent not to be unreasonably withheld, delayed or conditioned, to differentiate DPS services for purposes of taxation, treatment and collection activities, payment allocation, Adjustments and tracking.

                                                                       EXHIBIT I

Governmental Entity

Any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

Individual Case Basis (ICB)

A non-standard Services offering for which no fixed recurring or non-recurring charge has been set.

Inquiry Service

The name for an optional Service that involves Qwest personnel handling End User questions, disputes and correspondence on behalf of third-party billing customers.

Page

A term meaning the section of the Qwest shared bill where a customer's billing is printed. This section may encompass one or more Page(s) and each Page will reflect a customer name and/or logo. For purposes of this Agreement, a Page is not the same as an actual sheet of bill paper stock. Because Qwest has many End User bill formats, a Page can take on different characteristics, as described below:

     1) Quad Formatted Bills (utilized for the majority of residence and small business Accounts) provides for a single sheet of paper stock to be separated into four Pages, also known as Quadrants, with two Pages/Quadrants printed on each side of the paper.

     2) Non-Quad Formatted Bills (utilized for large business accounts and "held-type" bills among others) provide for a single Page to be printed on either one full side of the bill paper stock or, in some cases, both full sides of the bill paper stock.

Pseudo CIC

A term utilized by Qwest that means a Qwest-assigned internal identifier code which is specifically utilized for purposes of billing.

Publisher Notifiers

A term utilized by Qwest to collectively describe the variety of mutually agreed upon communication methods/forms initiated by Customer to inform Qwest to issue Adjustments or to take other action against End User accounts containing Customer charges. Examples of mutually agreed upon notification methods include, but are not limited to, forms 50693, 50694 and/or emails.

Purchase of Accounts Receivable (PAR)

The settlement statements which Qwest prepares ten (10) times per month that summarize the amount due Customer or Qwest for Qwest's purchase of Customer's Accounts Receivable, as more fully set forth in Exhibit D.

Qwest Region

Each of the Central, Eastern and Western Regions are individually referred to as a "Qwest Region".

RTA (Remove from Treatment Amount)

                                                                       EXHIBIT I

An acronym that means "Remove from Treatment Amount". RTA represents a specific dollar amount at which or below which an Entity/account is removed from collection activity.

Realized Final Account Uncollectibles

Actual Uncollectible amounts written off Customer End User final bills for failure of the End User to pay lawfully billed charges.

Treatment and Collections

A term that encompasses the activities performed by Qwest on behalf of Customer to obtain payments from End Users on past due accounts that appear in the Qwest shared-bill. Qwest will perform such activities pursuant to the then current procedures, as further described in Exhibit E of this Agreement.

Unauthorized Charge(s)

A term utilized by Qwest to describe any charges appearing on Customers portion of the bill that are disputed by an End User. The term Unauthorized Charges is not the same as an Adjustment reason.

Unbillable(s)

A term used to describe billing records, including Adjustments, which cannot be billed to an End User account.

Uncollectible(s)

An industry-recognized term that means the specific amount on an End User account/Entity that cannot be collected by Qwest and is subsequently returned to the customer. Qwest provides notification of Uncollectibles via specific types of EMI records.

Uncollectible Bad Debt Allowance

An amount withheld from the settlement as an Uncollectible reserve to offset future actual Uncollectible amounts written-off Customer's End User final bill

Western Region

A term used by Qwest to collectively identify the following states: Oregon, Washington and northern Idaho.